Exhibit 10.8

FINANCIAL SERVICES AGREEMENT

This Financial Services Agreement ("Agreement") is made and is effective as of April 1, 2011 (the “Effective Date”), by and between Hewitt Petroleum, Inc, a Delaware Corporation, 15 W. South Temple, Suite 1210, Salt Lake City, Utah 84101 (the “Company” or “HPI”) and MacKov Investments Limited, 1554 Jarvie Crescent, Milton, Ontario, Canada L9T 5Z3 ("Contractor”).

RECITALS

A. WHEREAS HPI has requested and Contractor has offered to assist HPI in managing its finances, maintaining its financial records, preparing certain financial reports, and completing its financial audit.

B.  WHEREAS, Contractor is willing to make Glenn MacNeil (“MacNeil”) available to render financial services contemplated hereunder and to serve as HPI’s Chief Financial Officer, but not as an employee of HPI.

C. WHEREAS HPI desires to enter into an agreement pursuant to which Contractor would perform such services for HPI upon the terms and subject to the conditions hereinafter provided.

D. NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledge, the parties hereby agree as follows:

FINANCIAL ADVISORY SERVICES

1.1
Upon the terms and subject to the conditions set forth in this Agreement, Contractor shall provide, perform, and complete the following financial advisory services ("Services") for HPI in a proper and professional manner:

a)	Oversee and manage all Company accounting practices, capital, revenue, expenditures, cash reserves, the Company’s accounting department, and its external financial audit.

b)	Oversee and assist in the preparation and completion of quarterly and annual financial statements, budgets, forecasts, financial reports, public filings, and related securities law compliance matters.

c)	Direct financial strategy, planning and forecasts.

d)	Develop and supervise both banking and investment banking relationships for the Company.

e)	Supervise and coordinate private and public placements of equity or securities.

f)	Study, develop, analyze and report on trends, opportunities and business planning for:
•	Capital expenditures
•	5 year Strategic Plans
•	Financing Company growth

g)	Help the Company identify its strengths, weaknesses, opportunities and threats.

h)	Build trust with investors and shareholders in financial reporting.

1.2
During the term of this agreement MacNeil shall serve as the contract Chief Financial Officer (CFO) of the Company, reporting to the President/CEO and shall spend an average of five business days per month (travel time included) at HPI’s Salt Lake City corporate office.

COMPENSATION AND EXPENSE REIMBURSEMENT FEES

2.1	In consideration of Services, the HPI agrees to pay Contractor the following fees:

(a)
HPI agrees to pay Contractor a monthly fee for services equal to $20,000 per month, payable the end of each month beginning April 30, 2011.   HPI also agrees to pay Contractor five million (5,000,000) shares of HPI common stock to be issued as follows:

Carolyn Kovachik-MacNeil-5,000,000 shares

(b)
HPI also agrees to pay Contractor all ordinary and necessary out-of-pocket business and travel expenses incurred by Contractor in connection with Services rendered hereunder.  Ordinary out-of-pocket expenses shall include air plane tickets, car rentals, airport parking, mileage, lodging, food, telephone, cell phone, internet services, etc. incurred by Contractor while rendering services hereunder and while traveling to HPI’s Salt Lake City corporate office facilities as required by paragraph 1.2 above.

(c)
HPI also agrees to pay for all actual non-ordinary out-of-pocket expenses approved by HPI prior to Contractor incurring any such expenses.  Non-ordinary out-of-pocket expenses shall include, but not be limited to, legal fees, expert fees, accounting fees, audit fees, tax preparation fees, etc.

2.2 Stock Incentive Awards earned by Contractor as approved by the Board shall be paid to MacKov and issued as directed by Contractor.

2.3 Any costs associated with HPI’s normal on-site office expenses, supplies, furniture, fixtures and equipment as maybe related Services shall be paid for by HPI.

TERM OF SERVICES

3.1 The term of this Agreement shall be for the period of time commencing on the Effective Date herein and continuing until: (i) September 30, 2011, or (ii) HPI’s audit is completed, the contemplated reverse takeover (RTO) or merger with HEGCO Canada, Inc. is completed, and its stock is listed and trading on the TSX:V, whichever is later, but in no event later than December 31, 2011.

3.2 The Agreement maybe automatically extend for an additional twelve-month period, as mutually agreed upon, with additional compensation to be negotiated in good faith by the parties.

INDEMNIFICATION AND REPRESENTATIONS

4.1 Contractor agrees to indemnify, save harmless, and defend HPI, their officers, agents, employees and servants against all damages, liability, claims, losses, and expenses (including attorneys’ fee) that may arise, or be alleged to have arisen, out of or in connection with the Services hereunder.

4.2 HPI agrees to indemnify, save harmless, and defend Contractor against all damages, liability, claims, losses, and expenses (including attorneys’ fee) that may arise, or be alleged to have arisen, out of or in connection with the Services hereunder.

4.3 Each party is an independent contractor and neither party is the agent of the other party. The employees of either party shall not be employees or agents of the other party.

4.4 In performing the Services set forth in this Agreement, Contractor will have neither express or implied power to execute agreements or contracts on behalf of HPI or in any manner bind HPI as to any matter not within the scope of this Agreement.

4.5 Contractor shall not be liable for any costs, damages, expenses, or losses of the HPI or any other person or entity arising or resulting, directly or indirectly, from the failure of Contractor to perform any of the Services for HPI hereunder or the misperformance of any such Services, except to the extent such failure to perform or such misperformance is the result of the Contractor's willful misconduct or gross negligence, in which event, Contractor's liability shall be limited to the equivalent of one month’s fees as stipulated in paragraph 2.1.(a) for such Services for the period in question.

4.6 Nothing contained in this Agreement is intended, nor shall it be construed, to create any rights in any person not a party to this Agreement.

MISCELLANEOUS

5.1 This Agreement may be terminated, amended or modified only by a written instrument signed by each of the parties hereto.

5.2 All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by email, or sent by overnight express or registered or certified mail or return receipt requested, and postage prepaid.  Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.  Any notice delivered personally, by email or by overnight express courier shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail delivery service shall be deemed to have been duly given five business days after it is sent to the intended recipient at the address set forth below.

5.3 A failure of any party to this Agreement to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision.  No party shall be deemed to have waived any rights, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party in any other respect or at any other time.  If any provision of this Agreement shall be waived, or be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect.

5.4 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either or oral or written with respect thereto.

5.5 The parties to this Agreement agree to be bound by, all applicable federal, state, and local laws, orders, rules, and regulations, as they may be modified or amended from time to time.

5.6 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF UTAH.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Hewitt Petroleum, Inc.
15 West South Temple, Suite 1050
Salt Lake City, Utah 84101
801-519-8500

By:	/s/ J. David Gowdy
J. David Gowdy, President/CEO

MacKov Investments Limited
1554 Jarvie Crescent
Milton, Ontario, Canada L9T 5Z3

By:	/s/ Glenn MacNeil
Glenn MacNeil, President